PROSPECTUS SUPPLEMENT
(To Prospectus dated June 26, 1997)


                         EMC CORPORATION

                $517,500,000 Principal Amount of
         3 1/4% Convertible Subordinated Notes due 2002
          (Interest Payable March 15 and September 15)

                22,842,639 Shares of Common Stock
                 ______________________________

This document supplements the Prospectus dated June 26, 1997 relating to (i) $517,500,000 aggregate principal amount of 3 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of EMC Corporation, a Massachusetts corporation (the "Company"), and
(ii) 22,842,639 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were issued and sold in March 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Smith Barney Inc., Alex. Brown & Sons Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning assigned to them in the Prospectus.

                     _______________________

          SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE
       ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN
   FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                     _______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
          ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                 REPRESENTATION TO THE CONTRARY
                     IS A CRIMINAL OFFENSE.
                     ______________________


  The date of this Prospectus Supplement is February 20, 1998.

     The following information supplements and updates the information found on pages 23-26 of the Prospectus under the caption "Selling Securityholders" as previously supplemented and amended by amending such information based upon certain information furnished to the Company through February 20, 1998 as to the security ownership of the Selling Securityholders to add the following to the list of Selling Securityholders:

                            Aggregate Principal    Number of Shares
                                Amount of Notes     of Common Stock
Name                           that may be Sold    that may be Sold*

Bond Fund Series - Oppenheimer
Bond Fund for Growth                  3,000,000              132,421
Pacific Innovation Trust Capital
Income Fund                              25,000                1,103
Sage Capital                          1,000,000               44,140
TQA Leverage Fund, L.P.                 600,000               26,484
TQA Vantage Fund, Ltd.                2,000,000               88,280
TQA Vantage Plus, Ltd.                  400,000               17,656




_____________
* Assumes a conversion price of $22.655 per share and a cash payment in lieu of any fractional share interest.